Exhibit 99.1

LIGHTWAVE LOGIC, INC.

Statement of Operations Committee Work

Committee Member

George Lauro

Term

At the discretion of the Board, but for a period of not more than 120 days. After 120 days, the term may be extended by the Board in various increments up to an additional 8 months, all in accordance with the Operations Committee Charter.

Scope of Work

Provide corporate development, strategic and business advisory services to the company’s CEO, including the following:

Strategic Partnerships:

Identify and contact strategic partners as agreed to by the CEO. Establish commercial partnerships and new revenue generating engagements with strategic partners. Pursue and close business investments by strategic partners into the company.  Develop buy side acquisition opportunities for the Company.

Capital Financing:

Position and introduce the company to institutional investors, including venture capital, growth equity, corporate investors and debt investors, and assisting the company in obtaining new debt, equity or grant financing.  Duties will include:

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Assisting the company with preparing investment presentations;

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Identifying and contacting potential institutional and/or strategic investors on behalf of the company;

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As requested, accompanying management to meet with potential investors;

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Participating with other Board Members to support the company’s management team to successfully consummate financing transactions.

Strategic Merger and Buy Side M&A:

As directed by the CEO and Board, develop a strategy for strategic acquisitions (IP, small technology company acquisitions, larger business platform mergers). Identify and pursue acquisition targets. Assist in closing transactions.

Other Activities:

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Position the company with industry analysts, investment bankers, Wall Street community

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Public Relations/Marketing Communications. Place product and news announcements of significant company developments in strategic media (EE Times, Venture Wire, Microwave Electronics Magazine, etc.) to increase recognition for and interest in the company among prospective investors, customers and strategic partners.

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Assist the Company in executing an aggressive technology leadership strategy and enhancing a company product roadmap.

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Assist with executing an IP and patent strategy.

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Assist with recruiting and building the management team, technical team, advisory board, if needed.

Compensation

The committee member will be paid the compensation set forth below, which shall be in addition to the compensation he receives for serving as a member of the Board. However, the committee member shall not receive as compensation from the company for service on the Operations Committee any amount in excess of $120,000 during any period of 12 consecutive months during any 3 year period. In the event of an incomplete month of service, the compensation will be prorated based on the number of days of work for the Operations Committee.

Retainer:

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A monthly cash retainer of $5,000 per month payable on the first day of every month,

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A company stock award of $2,000 per month will be awarded at the end of each month worked.  The share price will be determined by VWAP over each 30 day period worked.

New Business Commission:

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A commission equal to 5% of the value of any non-security, business investment transaction that the company directly receives by a party that was introduced to the company by the committee member and whereby the committee member was instrumental in procuring the transaction. Such transactions will include payments received by the Company for Nonrecurring Engineering projects, payments received for consulting engagements, licensing revenue, service revenue or for product revenue received by the Company.

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The commission will be paid within 45 days upon receipt of the revenue by the company from the customer. The commission will be payable for the duration of the committee member’s particular term on the Operations Committee and for a period of twelve (12) months after the end of the term.

Discretionary Bonus:

At the discretion of the Board, the committee member may be paid a bonus.

Miscellaneous

The committee member will be reimbursed for all pre-approved, out-of-pocket travel expenses related to his committee work in accordance company policies.

Accepted and agreed as of May 20, 2014, by:

/s/ George Lauro
George Lauro,
Committee Member

/s/ Thomas E. Zelibor
Thomas E. Zelibor,
Chair of the Board